Exhibit 10.18

GLU MOBILE INC.

SUMMARY OF COMPENSATION TERMS

BECKY ANN HUGHES

The following is a summary of the compensation terms for Becky Ann Hughes, our Senior Vice President of Revenue:

On December 17, 2019, the Compensation Committee of Glu’s Board of Directors approved an increase of Ms. Hughes’ annual base salary to $360,000 in connection with her promotion to Senior Vice President of Revenue.

In addition, the Compensation Committee approved for Ms. Hughes a target annual bonus of 90% of her annual base salary and a maximum annual bonus for 180% of her annual base salary.  For 2020, Ms. Hughes’ maximum bonus opportunity was converted into a performance-based restricted stock unit (a “PSU”) covering 117,000 shares that was issued on December 17, 2019.  Ms. Hughes will fully earn this PSU only if Glu both (1) achieves a minimum Adjusted EBITDA goal for 2020 (the “Adjusted EBITDA Threshold”) and (2) generates bookings for 2020 that equal or exceed a specified maximum level of performance (the “Maximum Bookings Goal”). If Glu does not achieve the Maximum Bookings Goal, Ms. Hughes can earn (1) 50% of the maximum amount of PSUs if Glu achieves the Adjusted EBITDA Threshold in 2020 and generates 2020 bookings that are approximately 4% below the Maximum Bookings Goal (the “Target Bookings Goal”) and (2) 15% of the maximum amount of PSUs if Glu achieves the Adjusted EBITDA Threshold in 2020 and generates 2020 bookings that are approximately 12% below the Maximum Bookings Goal (the “Minimum Bookings Goal”). Each of the Maximum Bookings Goal, Target Bookings Goal and the Minimum Bookings Goal represents a significant increase over Glu’s 2019 bookings. To the extent that Glu achieves the Adjusted EBITDA Threshold in 2020 and generates bookings between two of the goals, the number of PSUs earned by Ms. Hughes will be calculated on a linear basis.  Glu will determine its 2020 Adjusted EBITDA and bookings in early 2021, and to the extent that Ms. Hughes earn any PSUs based on Glu’s 2020 bookings and Adjusted EBITDA, such PSUs will fully vest in February 2021 (consistent with the timing of when Glu historically paid cash bonuses to its executives).